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                                   EXHIBIT 11

                           SI DIAMOND TECHNOLOGY, INC.

                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE

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                                                                          THREE MONTHS ENDED MARCH 31,
                                                                       ----------------------------------
                                                                          1999                   1998
                                                                       -----------          -------------
Computation of income (loss) per common share:

    Net income (loss) applicable to common stockholders               $  3,332,039          $  (1,591,346)

    Weighted average number of common shares
       outstanding                                                      47,798,022             26,050,306

    Net income (loss) per common share                                $       0.07          $       (0.06)



Computation of income (loss) per common share assuming full dilution:

    Net income (loss) applicable to common stockholders                  3,332,039

    Plus: Income impact of assumed conversions
        Preferred stock dividends                                           38,945
        Interest on convertible notes                                       21,834
                                                                      ------------

    Income available to common stockholders
        assuming conversion                                              3,392,818
                                                                      ============

    Weighted average number of common
        Shares outstanding                                              47,798,022


    Plus incremental shares from dilutive securities
        Convertible preferred stock                                      1,959,297
        Convertible notes payable                                        2,435,660
        Warrants                                                           246,616
        Options                                                          2,413,357

                                                                      ------------

    Adjusted weighted average number of
        common shares                                                   54,852,952
                                                                      ============

Net income (loss) per common share                                            0.06
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No computation of diluted loss per common share is included for the 1996 period because such Computation results in an antidilutive loss per common share.